EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement of GelTech Solutions, Inc. on Form S-8, of our report dated September 27, 2013, on the consolidated financial statements of GelTech Solutions, Inc. for the years ended June 30, 2013 and 2012, included in the annual report on Form 10-K filed on September 27, 2013.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

October 1, 2013